EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports First Quarter 2012 Financial Results

•	Consolidated net sales increased 15.1% to a record $2.14 billion

•	Diluted net income per common share increased 50.8% to a record $.95 per share

•	Anticipates 2Q12 sales increase of 10% to 15% and EPS in the range of $1.92 to $2.07 per share

•	Increasing expected FY12 EPS range to $5.75 to $6.05 per share

CLEVELAND, OHIO, April 19, 2012—The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2012. Compared to the same period in 2011, consolidated net sales increased $280.8 million, or 15.1%, to $2.14 billion in the quarter due primarily to higher paint sales volume and selling price increases. Unfavorable currency translation rate changes decreased consolidated net sales 1.2% in the quarter while acquisitions added 0.9% to consolidated net sales.

Diluted net income per common share was $.95 per share in the quarter compared to $.63 per share a year ago due primarily to strong sales and operating results of the Paint Stores Group. Acquisitions and currency translation rate changes had no significant impact on diluted net income per share.

Net sales in the Paint Stores Group increased 20.9% to $1.12 billion in the quarter due primarily to higher paint sales volume across all end market segments and selling price increases. Net sales from stores open for more than twelve calendar months increased 20.4% in the quarter over last year’s comparable period. Paint Stores Group segment profit increased $43.9 million to $112.7 million in the quarter from $68.9 million last year. Segment profit in the quarter increased due primarily to higher paint sales volume and selling price increases partially offset by increases in raw material costs and selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 10.0% from 7.4% last year.

Net sales of the Consumer Group increased 8.6% to $320.4 million in the quarter due primarily to selling price increases and higher sales volume. Segment profit increased to $55.3 million in the quarter from $41.1 million last year due primarily to selling price increases and good cost control partially offset by increasing raw material costs. As a percent to net external sales, segment profit increased in the quarter to 17.3% from 13.9% last year.

The Global Finishes Group’s net sales stated in U.S. dollars increased 11.0% to $483.1 million in the quarter due primarily to higher paint sales volume, selling price increases and acquisitions. In the quarter, acquisitions increased net sales in U.S. dollars by 3.9%. Currency translation rate changes decreased net sales by 2.3%. Stated in U.S. dollars, segment profit increased in the quarter to $28.6 million from $19.4 million last year due primarily to higher paint sales volume and selling price increases partially offset by raw material cost increases. Acquisitions and foreign currency translation rate changes did not have a significant impact on segment profit in the quarter. As a percent to net external sales, segment profit was 5.9% in the quarter versus 4.5% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars increased 7.1% to $208.6 million in the quarter due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes.

Currency translation rate changes decreased net sales by 5.6% in the quarter. Stated in U.S. dollars, segment profit increased to $19.9 million in the quarter from $17.4 million last year due primarily to increased paint sales volume and selling price increases partially offset by increases in raw material costs. Foreign currency translation rate changes decreased segment profit $1.4 million in the quarter. As a percent to net external sales, segment profit was 9.5% in the quarter versus 8.9% in the first quarter last year.

The Company acquired 1.8 million shares of its common stock through open market purchases in the quarter. The Company had remaining authorization at March 31, 2012 to purchase 19.25 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share in the first quarter on strong sales and operating results of our Paint Stores Group and operating profit increases across the remaining operating segments. All our operating segments grew sales volume and operating profit as a percent to sales in the quarter. The Paint Stores Group volume growth was strong across all end market segments. Our Consumer Group improved their operating results through disciplined cost control and selling price increases. Our Global Finishes and Latin America Coatings Groups increased paint sales volume and continued improving operating profit as a percent to sales.”

“We continued to invest in our business by opening five net new locations in the Paint Stores Group. For the year, we expect our Paint Stores Group to open 60 to 65 new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at March 31, 2012 was 12.7% compared to 13.9% last year. During the quarter, we continued to buy shares of stock and we increased the dividend rate to $.39 from $.365 last year. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.

“In the second quarter of 2012, we anticipate our consolidated net sales will increase ten to fifteen percent compared to the second quarter of 2011. At that anticipated sales level, we estimate diluted net income per common share in the second quarter to be in the range of $1.92 to $2.07 per share compared to $1.66 per share earned in the second quarter of 2011. For the full year 2012, we expect consolidated net sales to increase above 2011 levels by a high single digit-to-low-teens percentage. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2012 to be in the range of $5.75 to $6.05 per share compared to $4.14 per share earned in 2011.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2012, at 11:00 a.m. ET on Thursday, April 19, 2012. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 19th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 9, 2012 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2012	2011
Net sales	$2,136,344	$1,855,586
Cost of goods sold	1,226,505	1,058,178
Gross profit	909,839	797,408
Percent to net sales	42.6%	43.0%
Selling, general and administrative expenses	757,679	691,123
Percent to net sales	35.5%	37.2%
Other general expense—net	5,037	1,172
Interest expense	10,337	10,675
Interest and net investment income	(542)	(323)
Other (income) expense—net	(4,987)	48

Income before income taxes	142,315	94,713
Income taxes	42,099	26,397

Net income	$100,216	$68,316

Net income per common share:
Basic	$.97	$.64
Diluted	$.95	$.63
Average shares outstanding—basic	102,070,349	104,991,014

Average shares and equivalents outstanding—diluted	104,458,088	107,362,669

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 19th release.

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